Stradley Ronon Stevens & Young, LLP

1250 Connecticut Avenue, N.W., Suite 500

Washington, DC 20036

(202) 822-9611

April 1, 2011

Board of Trustees

Nationwide Variable Insurance Trust

1000 Continental Drive, Suite 400

King of Prussia, Pennsylvania 19406

Subject:         Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Nationwide Variable Insurance Trust, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended. The purpose of the Registration Statement is to register shares to be issued in connection with the acquisition of all of the assets of the NVIT Worldwide Leaders Fund (the “Worldwide Leaders Fund”), a series of the Trust, by and in exchange for Class I, III and VI shares (the “International Equity Fund Shares”) of the NVIT International Equity Fund (the “International Equity Fund”), a series of the Trust (the “Transaction”).

We have reviewed the Trust’s Second Amended and Restated Agreement and Declaration of Trust (“Declaration of Trust”), Second Amended and Restated Bylaws (“Bylaws”) and resolutions adopted by the Trust’s Board of Trustees in connection with the Transaction, as well as such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1. The International Equity Fund Shares will be issued in accordance with the Declaration of Trust, Bylaws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares.

2. The International Equity Fund Shares will be issued against payment therefor as described in the Proxy Statement/Prospectus and Statement of Additional Information relating thereto included in the Registration Statement, and that such payments will have been at least equal to their respective net asset values.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement, the International Equity Fund Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

Board of Trustees

Nationwide Variable Insurance Trust

April 1, 2011

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

BY:	/s/Prufesh R. Modhera
Prufesh R. Modhera, a Partner